CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by references in this Registration Statement on Form N-1A of our report dated November 25, 2025, relating to the financial statements and financial highlights of Sterling Capital Ultra Short Bond Fund and Sterling Capital Short Duration Bond Fund, each a series of Sterling Capital Funds Trust, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Other Information About the Funds” in the Prospectus, and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 12, 2026